PROSPECTUS Dated March 29, 1995                   Pricing Supplement No. 63 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 33-57833
Dated March 29, 1995                                            March 14, 1996
								Rule 424(b)(3)


			   Morgan Stanley Group Inc.
			  MEDIUM-TERM NOTES, SERIES C
			    Senior Fixed Rate Notes


     The Fixed Rate Notes, as further described below and in the Prospectus Supplement under "Description of Notes -- Fixed Rate Notes," will bear interest from the date of issuance until the principal amount thereof is paid or made available for payment at the rate set forth below.

     The Fixed Rate Notes will not be redeemable in whole or in part at the option of Morgan Stanley Group Inc. prior to the Maturity Date.

Principal Amount:             $150,000,000            Specified Currency:       U.S. Dollars

Maturity Date:                March 30, 2001          Issue Price:              The Company has
										agreed to sell the
Interest Rate:                6.50% per annum                                   Notes to the Agent and
										the Agent has agreed
Interest Accrual                                                                to purchase the Notes
  Date:                       March 19, 1996                                    at a price of 99.326%,
										which Notes were
Interest Payment                                                                reoffered to the public
  Dates:                      Each March 30 and                                 at variable prices
			      September 30,                                     related to prevailing
			      commencing                                        market prices
			      September 30, 1996

						      Settlement Date
Redemption Dates:             N/A                       (Original Issue         March 19, 1996
							Date):
Minimum
Denomination:                 $1000                   Book Entry Note or        Book Entry Note
							Certificated Note:
Redemption
  Percentage:                 N/A                     Senior Note or            Senior Note
							Subordinated Note:
Annual Redemption                                                               N/A
  Percentage                                          Total Amount of OID:
  Reduction:                  N/A
						      Original Yield to         N/A
Interest Payment                                        Maturity:
  Period:                     Semiannually
						      Initial Accrual           N/A
							Period OID:
										Chemical Bank
						      Trustee:


 Capitalized terms not defined above have the meanings given to such terms in
		  the accompanying Prospectus Supplement.

			     MORGAN STANLEY & CO.
				 Incorporated